PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of the 26th day of September, 2006.

B E T W E E N:

ASHANTI GOLDFIELDS (CAYMAN) LIMITED, a corporation existing under the laws of Cayman Islands;

(hereinafter referred to as “Ashanti”)

OF THE FIRST PART

- and –

TANZANIAN ROYALTY EXPLORATION CORPORATION a corporation existing under the laws of Alberta, Canada;

(hereinafter referred to as “Tanzanian”)

OF THE SECOND PART

WHEREAS pursuant to an option agreement between Ashanti and Tan Range Exploration Corporation (which subsequently changed its name to Tanzanian Royalty Exploration Corporation), Tanzanian American International Development Corporation 2000 Limited and Tancan Mining Company Limited (such latter three companies, collectively, the “Tanzanian Group”) dated the 21st day of July, 2003 (the “Kigosi Option Agreement”) attached as Appendix “A”, the Tanzanian Group granted certain option rights to Ashanti in specified licenses and underlying agreements relating to various properties in Tanzania, all as more particularly described in Appendix “B”;

AND WHEREAS pursuant to the Kigosi Option Agreement, certain benefits agreements were entered into between Ashanti and various parties, all as more particularly described in Appendix “C” (such agreements collectively, the “Benefits Agreements”);

AND WHEREAS pursuant to an agreement made effective March 8, 2006 by way of exchange of correspondence (such agreement, the “First Letter Agreement”, a copy of which is attached as Appendix “D1”) between Ashanti and Tanzanian, Ashanti agreed to sell and Tanzanian agreed to purchase all of Ashanti’s right, title and interest in, to and under the Kigosi Option Agreement, the Benefits Agreement, the Kigosi Property and the Kigosi Assets;

AND WHEREAS pursuant to an agreement made effective July 12, 2006 by way of exchange of correspondence (such agreement, the “Second Letter Agreement”, a copy of which is attached as Appendix “D2”) between Ashanti and Tanzanian, Ashanti agreed to sell and Tanzanian agreed to purchase all of Ashanti’s right, title and interest in, to and under the Dongo Property and the Dongo Assets;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows, namely:

Article 1 - Interpretation

In this Agreement, unless the context otherwise requires, words and phrases not otherwise defined herein shall have the meaning ascribed thereto in the Kigosi Option Agreement or in the recitals hereto, as the case may be, and the following terms and expressions shall have the following meanings:

1.1

“Acquisition” means the transaction contemplated herein;

1.2

“Affiliate” means, with respect to a party, an entity that controls, is controlled by, or is under common control with such party;

1.3

“AMEX” means the American Stock Exchange;

1.4

“Assets” means all tangible assets of Ashanti or any Affiliate thereof used on site in connection with the Kigosi Option Rights, the Kigosi Property, the Dongo Rights and/or the Dongo Property, including tent buildings and other equipment, together with all studies, analyses, technical reports and data of any kind in whatsoever form whether hard copy, electronic of otherwise, relating to the Kigosi Rights, the Kigosi Property, the Dongo Rights and/or the Dongo Property, all as more particularly described in Appendix “E”;

1.5

“Business Day” means a day upon which both the AMEX and the TSX are open for trading;

1.6

“Closing” and “Closing Time” have the respective meanings ascribed thereto in Section 4.1 hereof;

1.7

“Common Shares” means such number of the common shares of Tanzanian to be issued to Ashanti on Closing and released to Ashanti on and after Closing in accordance with Section 2.2;

1.8

“control” means, with respect to any party or entity, the effective direct or indirect right to elect or determine a majority of the directors or other most senior level of management of such party or entity, and any form of the verb “to control” when used herein shall have a corresponding meaning;

1.9

“Dongo Property” means the licenses owned [or leased] by Ashanti or any Affiliate of Ashanti, as described in Appendix “G” hereto;

1.10

“Dongo Rights” means all of the right, title, and interests of Ashanti and any party claiming through Ashanti in and to the Dongo Property;

1.11

“effective date” means September 26 , 2006;

1.12

“Kigosi Rights” means all of the right, title, and interests of Ashanti and any party claiming through Ashanti under and pursuant to the Kigosi Option Agreement and the Benefits Agreements and in and to the Kigosi Property;

1.13

“Kigosi Property” means the licenses owned by any member of the Tanzanian Group or other Affiliate of Tanzanian, as described in Appendix “B” hereto;

1.14

“Ministerial Consent” means the consent of the Ministry of Energy and Minerals of the Government of Tanzania required to be obtained as a pre-condition to the transfer of ownership of the Dongo Property from Ashanti to Tanzanian.

1.15

“Purchased Assets” means the Kigosi Rights, the Dongo Rights and the Assets together with all liabilities and obligations related or appurtenant thereto pursuant to the Kigosi Option Agreement, the Benefits Agreements, the Dongo Property or otherwise;

1.16

“Purchase Price” means US$900 000;

1.16

“signature date” means the date on which the last party to the Agreement signs the Agreement;

1.17

“Stock Exchange Approvals” means the approval of each of the TSX and the AMEX to the issuance of Common Shares to Ashanti or any Affiliate thereof pursuant to this Agreement, which approval may be conditional upon the compliance by Tanzanian subsequent to Closing with the normal course requirements of the TSX and the AMEX;

1.18

“TSX” means the Toronto Stock Exchange.

1.19

“Warranty” means the warranties set out in Article 3 and Warranty shall mean any of them.

Article 2 - Purchase and Sale

2.1

Subject to and on the terms and conditions hereof, Ashanti hereby sells, transfers and assigns to Tanzanian, and Tanzanian hereby accepts such sale, transfer and assignment from Ashanti, the Purchased Assets in consideration of the payment by Tanzanian to Ashanti of the purchase price of US$900,000.00.

2.2

The purchase price of US$900,000.00 shall be satisfied by the creation and issue at Closing to the order of Ashanti of 180,058 Common Shares, being that number of Common Shares that is equal to the quotient obtained when US$900,000 is divided by the five-day weighted average trading price of the Common Shares on the AMEX over the five trading days immediately preceding the effective date, each such Common Share to be issued at a cash equivalent consideration of US$4.9984 in accordance with such weighted average trading price.  A share certificate representing 160,052 Common Shares, being eight-ninths (8/9ths) of the Common Shares being issued in payment of the purchase price, rounded up to the nearest share, shall be delivered to the order of Ashanti at Closing, and a share certificate representing 20,006

Common Shares, being one-ninth (1/9th) of such Common Shares, rounded down to the nearest share, shall be delivered to the order of Ashanti no later than five (5) Business Days following the receipt by Tanzanian of written confirmation of the obtaining of Ministerial Consent, by way of written consent or letter from the Honourable Ibrahim Msabaha, Minister of Energy and Minerals, or another duly authorized representative of the Ministry of Energy and Minerals.

2.3

Tanzanian agrees, both before and after Closing, to use its best efforts to obtain expeditiously and in accordance with applicable law the Ministerial Consent, and Ashanti agrees, both before and after Closing, to use its best efforts to provide such cooperation and assistance to Tanzanian, including any required disclosure and/or documentation, as may be necessary or appropriate in order to assist Tanzanian to so obtain such Ministerial Consent.  The parties acknowledge and agree that such Ministerial Consent is a condition precedent to the acquisition by Tanzanian of the Dongo Property and the issuance to Ashanti of the 20,006 Common Shares which are the portion of the Purchase Price attributable to such acquisition.

2.4

(i)

Tanzanian shall be liable for and shall pay all applicable transfer taxes, provincial sales taxes, goods and services taxes and all other like taxes, duties or charges properly payable upon and in connection with the sale, assignment and transfer of the Purchased Assets from Ashanti to Tanzanian hereunder (excluding any income tax liability of Ashanti arising therefrom).  Ashanti shall do all such things as are reasonably requested to enable Tanzanian to comply with such obligations in an efficient and timely manner.

(ii)

The parties agree that the purchase price shall not be  subject to any adjustments as at the date of Closing, notwithstanding that any license and other third party fees and like charges with respect to the Purchased Assets may be outstanding and due from Ashanti

Article 3 - Representations and Warranties

3.1

(a)

Ashanti hereby represents and warrants to Tanzanian as at the date hereof and the Closing Time as follows, and acknowledges that Tanzanian is relying upon the following representations and warranties in connection with the Acquisition:

(i)

Ashanti has the corporate power and capacity to enter into and to perform its obligations under this Agreement, the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Ashanti, and this Agreement has been duly executed and delivered by Ashanti as a valid and binding obligation of Ashanti enforceable in accordance with its terms;

(ii)

neither the execution and delivery of this Agreement nor the performance of its terms results in a breach of or creates a state of facts which after notice or lapse or time or both will result in a breach of or conflict with any of the terms, conditions or provisions of any agreement or other instrument to which Ashanti is a party or by which it is bound;

(iii)

Ashanti has not sold, assigned or otherwise transferred any of its rights, entitlements and/or interests owned or held under or pursuant to any one or more of the Option Agreement, the Benefits Agreement, the Kigosi Property or the Dongo Property;

(iv)

no person, firm, corporation or other entity has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option or right or privilege to purchase all or any part of the Purchased Assets from Ashanti;

(v)

with respect to the Dongo Property:

(i)

Ashanti or, or together with, one or more of its Affiliates has a good and marketable title to and is the beneficial owner of an undivided one hundred percent (100%) interest in and to the Dongo Property;

(ii)

the obligations of the licensee under the license agreements constituting the Dongo Property have been fully complied with, and the Dongo Property is in good standing under the local, provincial/state and federal laws of Tanzania;

(iii)

the Dongo Property is free and clear of all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person other than the local, provincial/state and/or federal government of Tanzania under any primary mining license;

(iv)

it has complied, and all work has been conducted in a manner in material compliance, with all local, provincial/state and federal laws in effect in Tanzania, and the Dongo Property has been duly and properly granted, issued and recorded in accordance with such laws, and that Tanzanian may enter in, under or upon the Dongo Property as primary mining licensee without making any payment to, and without accounting to or obtaining the permission of, any other person except pursuant to the license agreements constituting the Dongo Property in the ordinary course; and

(v)

there is no adverse claim or challenge against or to Ashanti’s ownership of or title to the Dongo Property, or any portion thereof, nor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Dongo Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Dongo Property or any portion thereof;

(vi)

other than Ministerial Consent, no third party authorizations, consents, approvals, waivers or exemptions are required to be obtained by Ashanti in connection with the Acquisition;

(vii)

the Purchased Assets are owned by Ashanti free and clear of all claims, liens, encumbrances or other rights of third parties and all rentals applicable to the leased Assets have been paid to date and all license fees and other amounts payable to any level of government with respect to the Kigosi Property, the Dongo Property or any of the Purchased Assets have been paid in full;

(viii)

Appendix “H” fairly and accurately summarizes the Expenditures incurred to date by or on behalf of Ashanti in connection with the exploration and/or development of the Kigosi Property pursuant to the Option Agreement; and

(ix)

all work on or with respect to the Kigosi Property conducted by Ashanti or its Affiliates or agents has been conducted in a manner in material compliance with all applicable federal, provincial/state and local laws, rules, orders and regulations.

(b)

Tanzanian acknowledges that the amount of US$75,000 due from Ashanti to Tanzanian under the Option Agreement has not been paid by Ashanti, and agrees that effective upon Closing, Ashanti shall be discharged from its obligation to make such payment.

3.2

Tanzanian represents and warrants to Ashanti as at the date hereof and the Closing Time as follows, and acknowledges that Ashanti is relying upon the following representations and warranties in connection with the Acquisition:

(i)

Tanzanian has the corporate power and capacity to enter into and to perform its obligations under this Agreement, the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Tanzanian, and this Agreement has been duly executed and delivered by Tanzanian as a valid and binding obligation of Tanzanian enforceable in accordance with its terms;

(ii)

neither the execution and delivery of this Agreement nor the performance of its terms results in a breach of or creates a state of facts which after notice or lapse of time or both will result in a breach of or conflict with any of the terms, conditions or provisions any agreement or other instrument to which Tanzanian is a party or by which Tanzanian is bound;

(iii)

no authorizations, consents, approvals, waivers, exemptions or filings are required to be obtained or made by Tanzanian in connection with the Acquisition except the Stock Exchange Approvals;

(iv)

Tanzanian is a reporting issuer in the Canadian provinces of British Columbia, Alberta, and Ontario and reports as a foreign private issuer with the Securities and Exchange Commission (US), and to is (a) not in default of its obligations under the securities laws of any of the aforesaid jurisdictions and (b) in material compliance with the rules and policies of the AMEX and the TSX;

(v)

Tanzanian has been duly incorporated and is a valid and subsisting corporation under the laws of the Province of Alberta, Canada and is duly qualified to hold prospecting licenses, leases and other mining property and to carry on operations in Tanzania;

(vi)

the authorized capital of Tanzanian consists of 91,000,000 common shares without par value of which 86,241,075 common shares are validly issued and outstanding as at the date of execution of this Agreement;

(vii)

the common shares of Tanzanian are listed and posted for trading on the AMEX and the TSX;

(viii)

the issue and sale of the Common Shares by Tanzanian does not and will not conflict with, and does not and will not result in a breach of, any of the terms of Tanzanian’s incorporating documents or any agreements or instruments to which Tanzanian is a party;

(ix)

Section 2.13 of Rule 45-106 made under the Securities Act (Ontario) provides for an exemption from the requirement to file a prospectus in connection with the sale of securities as consideration for the acquisition of mining properties or any interest therein, and the sale and delivery of the Common Shares to Ashanti are conditional upon such sale and delivery being exempt as at the date thereof from the requirement to file a prospectus pursuant to such Rule or other applicable statutory provision or regulation or pursuant to such exemption orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus;

(x)

upon consummation of the Acquisition contemplated hereby Ashanti will have acquired from Tanzanian validly issued, fully paid and non-assessable Common Shares of Tanzanian, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever on the part of Tanzanian (other than pursuant to this Agreement, as contemplated hereby, or pursuant to applicable securities and other laws);

(xi)

as at the date hereof, Tanzanian has made application for the requisite conditional listing approval of the TSX with respect to the proposed issuance to Ashanti of the Common Shares.  Subject to compliance with the terms of the Stock Exchange Approvals, as and when obtained: at the Closing Time, the Common Shares shall be conditionally listed and posted for trading through the facilities of the TSX and the AMEX and shall not, as at such time, be subject to any restrictions on trading through the facilities of the TSX or the AMEX other than as contemplated hereby, by the applicable rules, policies and by-laws of the TSX and the AMEX generally in effect, or by applicable securities and other laws.  The parties acknowledge that pursuant to applicable Canadian securities regulation the Common Shares shall be subject to a four-month hold period following issuance and shall not be freely tradable during such period for the purposes of such regulation except pursuant to a prospectus for which a valid receipt has been obtained from the Canadian provincial and/or territorial securities regulatory authorit(ies) having jurisdiction or pursuant to a valid exemption from such prospectus requirements; and

(xii)

the Common Shares to be issued to Ashanti shall rank pari passu/ equally in all respects to all other ordinary shares constituting Tanzanian’s capital.

3.3

All representations and warranties contained in Sections 3.1 and 3.2 shall survive Closing for a period of two years.

Article 4 - Closing

4.1

The closing (the “Closing”) of the Acquisition shall take place on September 30, 2006 or the date that is three Business Days following the date upon which the Stock Exchange Approvals have been obtained, whichever is later, at 10:00 a.m., or at such other time as the parties may agree upon (the “Closing Time”) at the offices of Borden Ladner Gervais LLP in Toronto, Canada.

4.2

At Closing, Tanzanian shall deliver to Ashanti:

(i)

an executed copy of this Agreement;

(ii)

a share certificate representing eight-ninths of the Common Shares in accordance with Section 2.2;

(iii)

a legal opinion of counsel to Tanzanian in respect of the Acquisition in form acceptable to in-house counsel to Ashanti, acting reasonably; and

(iv)

evidence of the receipt of the Stock Exchange Approvals.

4.3

At Closing, Ashanti shall deliver to Tanzanian:

(i)

an executed copy of this Agreement;

(ii)

if not previously delivered, all technical and laboratory reports, analyses, and other documentation representing Purchased Assets, whether in paper, digital or other form, together with documentation as shall effectively deliver title and possession to Tanzanian of all samples, whether in the laboratory, on site or in transit;

(iii)

transfers and assignments duly executed by Ashanti in registrable form, including registrable transfers, assignments, discharges or surrenders of interest under the Benefits Agreements, and of all of Ashanti’s right, title and interest to the Kigosi Property and the Dongo Property, and registrable bills of sale or comparable documentation with respect to all tangible Purchased Assets not physically delivered to Tanzanian prior to Closing, and without limiting the generality of the foregoing, in connection therewith, Ashanti covenants and agrees, on or before the date of Closing, to deliver to Tanzanian such recordable transfer or transfers, or such other instruments as may be required, of an undivided one hundred percent (100%) interest in and to the Dongo Property, which, together with the required evidence of Ministerial Consent, shall entitle Tanzanian to record such transfer documents in the appropriate office in Tanzania; and

(iv)

a legal opinion of in-house counsel to Ashanti in respect of the Acquisition in form acceptable to counsel to Tanzanian, acting reasonably.

4.4

Each of Tanzanian and Ashanti agrees to deliver or cause to be delivered to the other at the Closing Time or, where appropriate, subsequent thereto all necessary agreements of transfers, assignments and other documents necessary and reasonably required to effectively consummate the Acquisition all as contemplated in this Agreement and such other documents and instruments as the parties hereto and/or their counsel may reasonably request, including such certificates, instruments and other evidence establishing the due consummation of the Acquisition, the truth and accuracy of the representations and warranties of the parties made herein and other relevant matters.

Article 5 - General

5.1

All costs and expenses incurred in connection with this Agreement and the Acquisition shall be paid by the party incurring such costs.

5.2

The parties hereto agree that all announcements respecting the Acquisition shall require the prior approval of both parties, such approval not to be unreasonably withheld or delayed, and the parties acknowledge that each has statutory and regulatory disclosure responsibilities that must be complied with on a timely basis.

5.3

This Agreement constitutes the entire agreement between the parties with respect to the Acquisition and replaces for all purposes the First Letter Agreement and the Second Letter Agreement.

5.4

This Agreement shall be governed by and construed in accordance with the laws of Ontario and the applicable federal laws of Canada.

5.5

No party shall have any claim or right of action arising from any undertaking representation or warranty not included in this document.

5.6

No failure by a party to enforce any provision of this Agreement shall constitute a waiver of such provision or affect in any way a party’s right to require performance of any such provision at any time in the future, nor shall the waiver of any subsequent breach nullify the effectiveness of the provision itself.

5.7

No agreement to vary, add to or cancel this Agreement shall be of any force or effect unless reduced to writing and signed by or on behalf of both parties to this Agreement.

5.8

No party may cede any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, which consent shall not unreasonably be withheld.

5.9

Each party warrants that it is acting as a principal and not as an agent for an undisclosed principal.

5.10

The parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such steps as may be open to them and necessary for or incidental to the fulfillment of the conditions precedent and the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

5.11

Cancellation of previous agreements between the parties.

The parties agree that effective upon Closing, the Royalty Agreement is and is deemed to be cancelled ab initio, the Option Agreement is terminated and that there are no outstanding obligations or amounts owing by either party to the other under either of the aforesaid agreements.  Tanzanian Royalty agrees to perform any and all ongoing obligations of AngloGold Ashanti under the Benefits Agreements.

Article 6 - Confidentiality

6.1

For the purpose of this clause the party disclosing the Confidential Information shall be referred to as “the disclosing party” and the party receiving the information shall be referred to as the “receiving party”.

6.2

“Confidential Information” shall for the purpose of this Agreement mean all information relating solely to the disclosing party provided by the disclosing party in connection with this Agreement, or relating to the parties’ negotiations in connection with this Agreement.  For greater certainty, any and all information provided by the disclosing party relating to either or both of the Kigosi Property or the Dongo Property that may be disclosed by the receiving party in connection with the exploration, development, management, ownership and/or operation of either or both of such properties shall not constitute Confidential Information for the purpose of this Agreement.

6.3

The parties agree that they will not during the course of their association with one another or thereafter disclose the Confidential Information to any third party for any reason or purpose whatsoever without the prior written consent of the disclosing party save in accordance with the provisions of this Agreement.

6.4

Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the Confidential Information may be disclosed by the receiving party to its professional advisors, agents, and consultants provided that the receiving party takes whatever steps are reasonable and appropriate to ensure that such professional advisors, agents and consultants agree to abide by the terms of this clause to prevent the unauthorized disclosure of the Confidential Information to third parties.

6.5

The obligations of the parties pursuant to this clause shall not apply to information:

(i)

which is already known to the receiving party prior to the disclosure thereof by the disclosing party and in respect of which the receiving party has a free right of disposal at the date of receipt, or

(ii)

which is already public knowledge at the date of receipt by the receiving party, or

(iii)

which becomes public knowledge thereafter otherwise than through default on the part of the receiving party, its professional advisors, agents and consultants, or

(iv)

which the receiving party obtained from any third party with good legal title thereto and free right of disposal thereof, or

(v)

is required by the provisions of any law or statute or regulations, or during any court proceedings or by the rules or regulations of any recognized Stock Exchange where the party required to make the disclosure has taken all reasonable steps to oppose or prevent the disclosure of, and to limit, as far as is reasonably possible, the extent of such disclosure and has consulted with the other Party prior to making such disclosure.

6.6

News Release.   If either Tanzanian or Ashanti proposes to issue a news release in connection with this Agreement or the Acquisition, such party shall first provide to the other party a written draft of the proposed text of such release, and the parties shall use their best efforts to cooperate diligently and promptly in order to agree upon the final wording of such release without delay.  The aforesaid agreement of each party is subject to the disclosure obligations of such party under applicable securities law or other law or regulation, including the requirements of any stock exchange.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ASHANTI GOLDFTELDS (CAYMAN)

LIMITED

By:

Authorized signature

c/s

 TANZANIAN ROYALTY

c/s

APPENDIX “A”

OPTION AGREEMENT

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                       CORPORATE OFFICE:

       Suite 1730

                       355 Burrard Street

       Vancouver, B.C., Canada

       V6C 2G8

       Phone:(604) 669-5598

       Fax:    (604) 669-8915

       www.tanrange.com

      EXPLORATION OFFICE:

      P.O. Box 10953

      Mwanza, Tanzania

      Phone : 255-28-250-2343

      Fax:      255-28-250-2305

July 21 , 2003

Ashanti Goldfields(Cayman) Limited

Ugland House,

PO Box 309 Georgetown,

Cayman Islands

Attn:

Mr. Peter Cowley

Dear Sirs:

RE:

Those agreements copied in Schedule “A’ attached hereto (“Underlying Agreements”) concerning those mineral properties located in Tanzania and more particularly described in Schedule “A” attached hereto (collectively the "Licenses")

Further to our discussions, we confirm that Tan Range Exploration Corporation, Tanzanian American International Development Corporation 2000 Limited and Tancan Mining Company Limited (collectively, “Tan Range”) are prepared to grant you an option to acquire an interest in the Licenses, through the assumption of all rights and obligations under the Underlying Agreements, pursuant to the following terms and conditions of this letter agreement and in consideration of the premises and the mutual promises, covenants and agreements herein contained and the sum of $2 now paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged):

•

INTERPRETATION

•

Capitalized words and phrases shall have the meanings given thereto in Schedule “B” hereto.

•

REPRESENTATIONS AND WARRANTIES

•

Each party represents and warrants to the other that:

(a)

it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction and it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)

neither the execution and delivery of this Agreement, nor any of the agreements or transactions referred to herein or contemplated hereby, will conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

(c)

the execution and delivery of this Agreement and the agreements and transactions contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

•

Tan Range represents and warrants to the Optionee that:

(d)

the Property is properly and accurately described in Schedule “A” attached hereto;

(e)

Tan Range has the right to obtain or has been vested with:

(i)

an undivided 51% beneficial right, title and interest in and to License PL 2040/02 pursuant and subject to that Underlying Agreement with Tese Mining Co. Ltd. and F-B Minerals Company Limited, dated in the year 1998;

(ii)

an undivided 65% beneficial right, title and interest in and to License PL 1775/01 pursuant and subject to that Underlying Agreement with Bazo Enterprises & General Supplies, dated January 22, 1999;

(iii)

an undivided 65% beneficial right, title and interest in and to License PL 1796/01 pursuant and subject to that Underlying Agreement with Afrigold Limited, dated January 22, 1999;

(iv)

an undivided 65% beneficial right, title and interest in and to License PL 1400/99 pursuant and subject to that Underlying Agreement with Martedo Investment Limited, dated July 5, 1999;

(v)

an undivided 65% beneficial right, title and interest in and to License PL 1854/01 pursuant and subject to that Underlying Agreement with Abby’s Mining Co. Limited, dated in the month of March, 1999;

(vi)

an undivided 70% beneficial right, title and interest in and to License PL 1762/01 pursuant and subject to that Underlying Agreement with Charles S. Shumbi, dated June 29, 1999;

(vii)

an undivided 65% beneficial right, title and interest in and to License PL 1853/01 pursuant and subject to that Underlying Agreement with Sigo Gems Limited, dated June 27, 1999; and

(viii)

an undivided 90% beneficial right, title and interest in and to License PL 2019/02 pursuant to that Underlying Agreement with Mega Deposits Explorers, dated in the month of September, 2002;

(f)

Tan Range holds and owns a 100% beneficial and registered right, title and interest in and to License PL 1251/99;

(g)

other than Tan Range and the parties to the Underlying Agreements, no person has any proprietary or possessory right to the Property and no person is entitled to any royalty or other payment in the nature of rent or royalty on any Mineral Products;

(h)

all taxes and other applicable payments, and all other acts, have been made and taken to maintain the Property in good standing, including those set forth in section 33 of The Mining Act, 1998 (Tanzania);

(i)

to the best of its information, conditions on and relating to the Property are in compliance with all applicable laws, regulations and orders relating to environmental matters;

(j)

to the best of its information, there are no outstanding or threatened actions, investigations, suits or claims that would affect its right, title or interest in or to the Property; and

(k)

to the best of its information, the Property is free and clear of all recorded and unrecorded liens, charges and encumbrances.

•

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive for a period of one year after the Effective Date and each party will indemnify and save the other parties harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Agreement.

•

FIRST OPTION

•

Tan Range hereby gives and grants to the Optionee the sole and exclusive option (“Option”) to acquire a 100% right, title and interest in and to its right, title and interest in and to the Property, save and except for the Royalty. In order to exercise the Option, the Optionee shall:

(l)

make cash payments to Tan Range, or its nominee, as follows:

(i)

US$75,000 on or before the 30th day subsequent to the Effective Date;

(ii)

US$50,000 on or before that date which is 6 months subsequent to the Effective Date;

(iii)

US$75,000 on or before that date which is 12 months subsequent to the Effective Date;

(iv)

US$75,000 on or before that date which is 18 months subsequent to the Effective Date;

(v)

US$75,000, plus US$25,000 for each License held in excess of three, on or before that date which is 24 months subsequent to the Effective Date;

(vi)

US$80,000, plus X, on or before that date which is 30 months subsequent to the Effective Date;

(vii)

US$100,000, plus X, on or before that date which is 36 months subsequent to the Effective Date;

(viii)

US$120,000, plus X, on or before that date which is 42 months subsequent to the Effective Date;

(ix)

US$140,000, plus X, on or before that date which is 48 months subsequent to the Effective Date;

(x)

US$160,000, plus X, on or before that date which is 54 months subsequent to the Effective Date;

(xi)

US$180,000, plus X, on or before that date which is 60 months subsequent to the Effective Date;

where X equals the number resulting when US$25,000 is multiplied by Y, where Y equals the positive number obtained, if any, when 2 is subtracted from the number of Licenses forming part of the Property as of the date of such payment, provided, however, that a cash payment may be delayed by the Optionee if Tan Range has not obtained the required Wildlife and Forestry permits for the Optionee to undertake prospecting and exploration works for the 6 month period following the date corresponding to such payment (in which event, such payment shall be made upon receipt or renewal of such permit or permits).

(m)

incur Expenditures aggregating US$800,000 on or before the second anniversary of the Effective Date, as follows:

(i)

US$300,000 on or before the first anniversary of the Effective Date; and

(ii)

US$800,000 (in the aggregate) on or before the second anniversary of the Effective Date;

(n)

complete the following Diamond Drilling Metres on or before the fifth anniversary of the Effective Date:

(i)

6,000 Diamond Drilling Metres on or before the third anniversary of the Effective Date;

(ii)

8,000 Diamond Drilling Metres (in the aggregate) on or before the fourth anniversary of the Effective Date; and

(iii)

10,000 Diamond Drilling Metres (in the aggregate) on or before the fifth anniversary of the Effective Date; and

(o)

complete a Bankable Feasibility Report, and make a positive production decision, on or before the fifth anniversary of the Effective Date;

provided, however, that the performance by the Optionee of Expenditure, Diamond Drilling Metre and Bankable Feasibility Report obligations within the periods set out in Sections 3.1(b), 3.1(c) and 3.1(d) shall be dependent upon Tan Range obtaining the required Wildlife and Forestry permits for the Optionee to undertake prospecting, exploration and development activities. Should Tan Range fail to secure such permits such that the Optionee is hindered in its prospecting, exploration or development activities hereunder, then such failure shall constitute an Event of Force Majeure for purposes of Section 8.8.

Should the Optionee complete a Bankable Feasibility Report and make a positive production decision prior to the fifth anniversary of the Effective Date, then the provisions of Sections 3.1(a), (b) and (c) shall cease to have further effect.

•

EXPENDITURES

•

If the Optionee has not incurred the requisite Expenditures in Section 3.1(b) to maintain the Option in good standing during any period, then the Optionee may pay to Tan Range, within 10 days following the expiry of such period, the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures incurred by the Optionee during such period. Tan Range understands and agrees that the amounts to be spent within the periods referred to in Section 3.1(b) are cumulative amounts and that, accordingly, Expenditures incurred in a particular period in excess of the amount of Expenditures required to be incurred to maintain the Option in good standing during such period shall be carried over and included in the aggregate amount of Expenditures for the next subsequent period or periods, as the case may be.

•

Within 60 days following each anniversary of the Effective Date, the Optionee shall deliver to Tan Range a statement showing in reasonable detail the Expenditures incurred by the Optionee during the annual period just expired (ending the last anniversary of the Effective Date) and the aggregate Expenditures incurred to the end of such period and Tan Range shall have 45 days from the time of receipt of such statement to question the accuracy thereof in writing, failing which such statement shall be deemed to be correct and unimpeachable thereafter. If a statement delivered pursuant to this Section 4.2 is questioned by Tan Range:

(p)

Tan Range shall have 60 days from the time of delivery of the statement to have the statement audited by a firm of international repute; and

(q)

the audited results shall be final and determinative of the amount of Expenditures incurred for the audited period;

provided that if such audit discloses a deficiency in the amount of Expenditures required to be incurred to maintain its option in good standing, then the Optionee may pay to Tan Range the amount of such deficiency within 30 days following receipt of notice of such audited results, whereupon such amount shall be deemed to have been Expenditures incurred during the audited period. The costs of the audit shall be borne by the Optionee if the statement shows a deficiency of greater than 5%; otherwise the costs shall be borne by Tan Range.

•

MINING ACTIVITIES

•

Should the Optionee exercise the Option, then Tan Range shall be entitled to the Royalty on the terms and condition of the Royalty Agreement attached as Schedule “C,” to which they agree to be bound. The Royalty shall be in addition to all other compensation provided hereunder.

•

The Optionee shall have the absolute discretion as to the manner in which Commercial Production shall be achieved, provided, however, that if the Mine is producing at a rate of less than 50,000 Gold Ounces on or before the eighth anniversary of the Effective Date, then the Optionee shall pay to Tan Range a sum equal to US$X, where X equals the result when the Gold Ounces are deducted from 50,000 and then multiplied by US$25.

•

 The Optionee shall use its best endeavours to keep the Property free and clear of all third party miners.

•

OPERATIONS AND TERMINATION

•

During the Option Period, the following shall apply, subject to the laws of Tanzania and the terms and conditions of the Licenses:

(r)

The Optionee, along with its employees, agents and independent contractors, shall have the sole and exclusive right and option to:

(i)

enter upon the Property and have exclusive and quiet possession thereof;

(ii)

do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable; and

(iii)

bring and erect upon the Property such facilities as the Optionee may consider advisable.

(s)

The Optionee shall:

(i)

conduct all work on or with respect to the Property in material compliance with all applicable federal, provincial and local laws, rules, orders and regulations, and indemnify and save Tan Range, as well as its directors, officers, employees and agents, harmless from any and all claims, suits or actions made or brought against them as a result of work done by the Optionee on or with respect to the Property;

(i)

provide Tan Range with a status report on a quarterly basis in respect of field operations, which report shall include all analyses, assay results and other factual information acquired or learned during such month;

(ii)

provide Tan Range with a technical report on a yearly basis within 60 days of each anniversary of the Effective Date, which report shall interpret all analyses, results and factual information acquired or learned during the annual period just expired (as of the last anniversary of the Effective Date);

(iii)

arrange for insurance in keeping with industry standards and, upon request, provide evidence of such insurance to Tan Range;

(iv)

provide Tan Range with draft copies of all pre-feasibility, feasibility and other studies or reports prepared by or for the benefit of the Optionee; and

(v)

make available to Tan Range such information as may be necessary, from time to time, to enable Tan Range to meet with investors or potential investors to describe operations on the Property and all results therefrom.

(t)

Tan Range and its respective authorized agents:

(i)

may enter upon the Property to inspect the Property and activities conducted by the Optionee thereon, provided reasonable notice is first given to the Optionee, the Optionee is then active on the Property and such inspections occur during normal business hours;

(ii)

shall keep the Property in good standing by the doing of all work and the filing of all necessary reports and by the doing of all other acts and things and making all other payments which may be necessary in that regard (including the timely renewal or reapplication for all Licenses and other forms of mineral properties embraced by the Property as and when required), provided all necessary cooperation and assistance in doing so is provided by Ashanti and, where applicable, the License holder and all reasonable expenses borne by Tan Range in doing so are reimbursed by Ashanti promptly upon notice with reasonable evidence thereof;

(iii)

shall make available to the Optionee and its representatives all records and files in the possession of either of them relating to the Property, and permit the Optionee and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(iv)

shall promptly provide the Optionee with any and all notices and correspondence from government agencies in respect of the Property; and

(u)

Tan Range and the Optionee each shall use its best efforts to keep the Property free and clear of all liens, charges and encumbrances.

•

If any party (a “Defaulting Party”) is in default of any requirement herein set forth, including those set forth in Section 3.1, the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement should it cure the default within 30 days after the receipt of such notice of default by the appropriate performance.  If the Defaulting Party fails within such period to cure any such default, then:

(a)

Prior to the exercise of the Option where such Defaulting Party is the Optionee, the Option shall terminate; and

(b)

In all other circumstances, the affected party shall be entitled to seek any remedy it may have on account of such default, including a claim for damages or injunctive relief.

Notwithstanding the foregoing, the Optionee may terminate the Option at any time by giving 30 days advance notice in writing to Tan Range Subject to Clause 6.1.

•

In the event of the termination of the Option, the Optionee shall:

(c)

leave the Property in good standing for a minimum of three (3) months under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or its operations hereunder and in a safe and orderly condition;

(d)

deliver to Tan Range a comprehensive, interpretative report on all work carried out by the Optionee in a form in keeping with industry standards.

(e)

remove from the Property within three (3) months of the effective date of termination all facilities erected, installed or brought upon the Property by or at the instance of the Optionee, unless the consent of Tan Range is obtained to the contrary.

•

TRANSFERS AND ASSIGNMENTS

•

No party (“Sellor”) shall sell, transfer, assign or otherwise dispose of (“Sell” or “Sale”) all or any portion of its right, title and interest in and to the Property or its rights and obligations under this Agreement (“Interest”), except:

(f)

Pursuant to an agreement in which the consideration is expressed in lawful money of Canada or the United States of America;

(g)

As a single transaction not directly or indirectly part of some other sale or purchase or agreement of any nature whatsoever; and,

(h)

Otherwise in accordance with this Section 7.

If the Sellor receives a bona fide offer from a third party to Sell all or any portion of its Interest (“Offered Interest”) and intends to accept such offer (the “Offer”), the Sellor, prior to accepting the Offer, shall give notice in writing to the other party (the “Potential Preemptor”) of the Offer together with a copy of the Offer, which shall be in written form (the “Notice’). A Notice shall be deemed to constitute an offer (“1st Offer”) by the Sellor to the Potential Preemptor to Sell the Offered Interest on the terms and conditions set out in the Notice and shall be open for acceptance by the Potential Preemptor for a period of 60 days from the date of its receipt by the Potential Preemptor. Such Notice shall clearly identify the person or person making the Offer and include such information as is known by the Sellor about such person or persons. If the Potential Preemptor gives notice to the Sellor electing to accept the 1st Offer within the 60 day period, such acceptance shall constitute a binding agreement of purchase and sale between the Sellor and the Potential Preemptor in respect of the Offered Interest on the terms and conditions set out in the Notice. If the Potential Preemptor does not accept the 1st Offer within the 60 day period, the Sellor may complete a sale and purchase of the Offered Interest to the person or persons making the Offer on the terms and conditions set out in the Notice and such sale and purchase shall be completed within 100 days of the expiration of the right of the Potential Preemptor to accept the 1st Offer provided for in this Section 7.1, failing which the Sellor must again comply with the provisions of this Section 7.1 in respect to a sale and purchase of the Offered Interest. Nothing in this Section 7 shall prevent a party from soliciting offers from third parties to purchase its Interest, provided, however, that no party shall make offers to third parties to Sell its Interest if the effect of such an offer would avoid the application of the provisions of this Section 7.1.

•

The Sellor may Sell all or any portion of its Interest to an Affiliate of the Sellor. For purposes of clarity, such sale, transfer, assignment or disposal is not subject to Section 7.1, provided, however, that if control over such Affiliate is immediately transferred to a third party or if such transaction is merely an attempt at avoiding the provisions of Section 7.1, then the provisions of Section 7.1 shall be deemed to apply to such transaction and such transaction shall have no effect, unless the Potential Preemptor subsequently declines to exercise its right to acquire the Offered Interest pursuant to Section 7.1.

•

Should the Sellor Sell only a portion of its Interest to a third party (“New Party”), the Sellor and the New Party shall be deemed to be one continuing party for purposes of this Agreement and the Sellor shall be deemed to be such continuing party and shall act as an agent for the New Party hereunder.

•

This Agreement shall be binding upon and enure to the benefit of the parties’ successors and permitted assignees, provided, however, that any assignment by the Sellor of all or any portion of its rights or obligations hereunder shall include a provision whereby the New Party agrees to abide by the terms of this Agreement, including the provision of this Section 7, and assume all of the liabilities and obligations of the Sellor under this Agreement, whether accruing before or becoming due after such assignment. The Sellor and New Party shall execute such agreements or documents as may be reasonably required in this regard by the other party to this Agreement. No assignment shall serve to release or discharge the Sellor from any of the said liabilities or obligations, unless all of the rights and obligations of the Sellor have been assigned to the New Party and the other party has released the Sellor.

•

Subsequent to the exercise of the Option, Section 7.1 shall no longer have effect.

•

Notwithstanding the foregoing part of this Section 7 and in addition to the other obligations imposed upon the Optionee pursuant to this Section 7, the Optionee shall not Sell all or any portion of its Interest to a New Party, unless the New Party passes the Financial Test. The “Financial Test” shall be passed by the New Party where its:

(i)

assets net of liabilities are in excess of C$25,000,000; and

(j)

gross revenues are in excess of C$25,000,000;

and the New Party is not then contemplating bankruptcy, liquidation, dividends in-kind or any other transaction or event that would substantially affect its ability to assume the obligations hereunder.

•

For purposes of this Article 7, Tan Range Exploration Corporation, Tanzanian American International Development Corporation 2000 Limited and Tancan Mining Company Limited shall be treated as one party and Tan Range Exploration Corporation shall act as agent for the others.

•

It is understood and agreed that the transfer of control over the Optionee to a party that is not a shareholder of the Optionee at present (or does not have a sufficient shareholding to control the Optionee at present) will not constitute a Sale for purposes of this Article 7.

•

GENERAL

•

Upon the exercise of the Option, Tan Range shall execute such documents as may be reasonably necessary to transfer the Property into the name of the Optionee, subject to the Underlying Agreements. Prior to the exercise of the Option, the Optionee and Tan Range shall take all such actions as may be necessary to notify applicable governmental agencies of this Agreement, and register the agreement with all applicable registries, and all costs in respect thereof shall be borne by the Optionee and constitute Expenditures.

•

The Optionee shall have the right at any time to remove from this Agreement any portion of the Property by delivering a notice to Tan Range, which notice shall list the license or other mineral property that the Optionee wishes to remove (“Infertile Property”). Infertile Property shall be in good standing for at least three months beyond the date of such notice and free and clear of all liens, charges and encumbrances arising from the operations of the Optionee

•

No party shall disclose Confidential Information to a third party, unless the disclosure is believed to be required by law or a regulatory authority having jurisdiction or the disclosure is consented to by the other party (“Non-Disclosing Party”); consent of the Non-Disclosing Party shall not be unreasonably withheld or delayed. Where disclosure is believed to be required by law or a regulatory authority having jurisdiction, a copy of the information to be disclosed shall be provided to the Non-Disclosing Party in advance of its disclosure. Notwithstanding the foregoing:

(k)

either party may disclose Confidential Information to a bank or other financial institution for purposes of arranging financing or securing credit and to a third party that has evidenced a bona fide interest in acquiring all or a portion of such party’s right, title or interest in or to the Property, provided such third party agrees in writing to keep such information confidential for a period of time of not less than two years; and

(l)

it is understood and agreed that a party shall not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, agents or contractors, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

•

The parties hereto agree that they and each of them shall execute all documents and do all acts and things within their respective powers to carry out and implement the provisions and intent of this Agreement.

•

Any notice, direction or other communication required, permitted or otherwise given hereunder (“Communication”) shall be in writing and shall be delivered or mailed as follows:

(m)

if to Tan Range:

Tan Range Exploration Corporation

Suite 1730 – 355 Burrard Street

Vancouver, B.C., V6C 2G8

Attention :

Marek Kreczmer, President

Telecopier:

604-669-8915

(n)

if to the Optionee:

Ashanti Goldfields Company Limited
Gold House
Patrice Lumumba Road
PO Box 2665
Accra
Ghana

Attention: Peter Cowley, Managing Director
Telecopier:  +233-21-778-739 or 773-521

A Communication shall, if delivered, be deemed to have been given and received on the day it was delivered and, if mailed, be deemed to have been given and received on the fourth business day following the day of mailing, except in the event of a disruption of postal services in which event such notice shall be deemed to be received only when actually received. Any party may at any time give notice to the other parties of a change of address of the party giving such notice and, from and after the giving of such notice, the address or addresses therein specified (not to exceed two) shall be deemed to be the address of such party for the purpose of giving notice hereunder.

•

In this Agreement, headings have been inserted for ease of reference and may not accurately describe the provisions that follow them.  Consequently, headings shall not be used for purposes of interpreting this Agreement.

•

All references to monies hereunder are to funds of the United States of America.  All payments to be made to any party hereunder shall be mailed or delivered to such party at its address for notice purposes or to the account of such party at such bank or banks in Canada as such party may designate from time to time by notice. All payments to be made to Tan Range shall be made to Tan Range Exploration Corporation or its nominee.

•

Notwithstanding anything herein contained to the contrary, if either party is prevented from or delayed in performing any obligation under this Agreement by any cause, whether foreseeable or unforeseeable, beyond its reasonable control including without limiting the generality of the foregoing, acts of war or conditions arising out of or attributable to war, whether declared or undeclared, riot, civil strife, insurrection or rebellion, fire, explosion, earthquake, storm, flood or other adverse weather condition (an “Event of Force Majeure”), then the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the period the Event of Force Majeure persists or remains in effect. A party claiming an Event of Force Majeure shall promptly notify the other party to that effect and shall take and continue to take all reasonable steps to remove or remedy the cause of the prevention or delay insofar as it is reasonably able to do so and as soon as possible.

•

This Agreement provides for an option only and nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payment hereunder and any act or acts or payment or payments as shall be done or made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

•

No waiver of any breach of this Agreement shall be binding, unless evidenced in writing executed by the party against whom waiver is claimed.  Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach. Time is of the essence of this Agreement.

•

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  It supersedes and revokes all previous writings and all proposals, negotiations, representations, agreements, commitments and communications between the parties.  An amendment or variation of this Agreement shall only be binding upon a party if evidenced in writing and executed by that party.

•

ARBITRATION

•

Any dispute or conflict between the parties concerning this Agreement, including an question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration, which rules are deemed to be incorporated herein by reference. The number of arbitrators shall be one, the place of hearing shall be London, England and the language used in the proceedings shall be English.

•

Resorting to arbitration shall not prevent the parties from directly petitioning a Court having jurisdiction for injunctive relief or special recourses.

•

The arbitrator shall have the power to make determinations with respect to the costs, expenses and fees which it may incur.  The parties waive their right to contest any decision of the arbitration tribunal in this regard and agree to pay any amounts so determined upon demand.

•

Unless the arbitration award provides otherwise, the arbitration costs shall be shared equally by the parties.

•

The terms and provisions of this Agreement shall be interpreted in accordance with the laws of England

•

CONDITION PRECEDENT

•

Subject to Section 10.2, this Agreement shall be conditional upon and effective as of the date upon which all of the third parties to the Underlying Agreements execute the Ashanti Benefits Agreement in form and substance to that set forth in Schedule “D” hereto.

•

Should Tan Range obtain some, but not all, of the requisite signatures contemplated in Section 10.1, then the parties hereto agree to negotiate in good faith for the purpose of modifying the terms hereof with a view to retaining the essence of the agreement contemplated between the parties.

If the foregoing terms and conditions, and the attached schedules which form a part of this Letter of Intent, accurately set out our mutual understandings, please indicate your acceptance by signing this letter where indicated below and returning to us the enclosed copy duly signed on or before 4:30 p.m. on  June 30 2003.

Yours very truly,

Tan Range Exploration Corporation

Per:

Signed by Marek Kreczmer

Further agreed to by:

Tanzanian American International Development Corporation 2000 Limited

Per:

Signed by Joseph Kahama

And

Tancan Mining Company Limited

Per:

Signed by Marek Kreczmer

Terms and conditions approved as of the date first above written.

Ashanti Goldfields (Cayman) Limited

Per:

Signed by Trevor S. Schultz

SCHEDULE “A”

LICENSES AND UNDERLYING AGREEMENTS

Book No.	Current PL No.	Previous PL No.	License Owner	Area (km2)	Interest earned at Vesting
15	2040/02	936/98	Tese Mining Co. Ltd.	83.99	51% Tanzam
16	1775/01	947/98	Bazo Enterprises & General Supplies	39.77	65% Tanzam
17	1796/01	1223/99	Afrigold Limited	84.00	65% Tanzam
18		1400/99	Martedo Investments Limited	34.28	65% Tanzam
19		1251/99	Tanzam 2000	147.00	100% Tanzam
20	1854/01	1180/98	Abby's Mining Co. Ltd.	154.30	65% Tanzam
24	1762/01	1192/98	Charles S. Shumbi	34.57	70% Tanzam
45	1853/01	66/92	Sigo Gems Limited	22.00	65% Tanzam
125	2019/02		Mega Deposit Explorers	495.10	90% Tancan

SCHEDULE “B”

DEFINED TERMS

“Affiliate” means, in respect of a party hereto, a corporation with which that party is affiliated within the meaning of section 1 of the Securities Act (Ontario).

“Agreement” means the letter agreement to which this Schedule is attached, including all written amendments and modifications hereof, and all schedules hereto.

“Bankable Feasibility Report” means a technical report to be prepared by the Optionee or a contractor or contractors employed by the Optionee for purposes of assessing the viability of establishing a Mine on the Property, which report shall be based upon the exploration and development work performed prior to the date of such report and which shall consider, in good faith, the following elements:

(o)

the results of such exploration and development work, including analyses of a proposal for mining Mineral Products; proposed mining, milling and production rates; a proposal for placement of facilities; a proposal for waste treatment and handling; the estimated recoverable reserves of Mineral Products, and the estimated mineral composition and content thereof; a general conceptual analysis of the permitting and environmental liability implications of the proposal; appropriate metallurgical tests to project the efficiency of proposed extraction, recovery and, if applicable, processing techniques; and such other analyses as deemed appropriate by the Optionee; and

(p)

general estimates of capital costs for the development and start-up of a Mine and, if proposed, of a mill and other processing and ancillary facilities, which cost estimates shall include:

(i)

reasonable estimates of all material expenditures required to purchase, construct and install all material, machinery, equipment and facilities and infrastructure (including contingencies) required to bring a Mine into Commercial Production;

(ii)

reasonable estimates of material expenditures required to perform all other related work required to commence Commercial Production of Mineral Products (including reasonable estimates of working capital requirements, if any);

(iii)

reasonable estimates of all other material direct and indirect expenditures and general and administrative expenses that may be required for an evaluation of the proposed production levels;

which capital cost estimates shall include a timing schedule showing the estimated time when all such material costs will likely be incurred;

(iv)

a general estimate of the annual expenditures required for the first year of operations after completion of the capital program described above, and for subsequent years of operations, including estimates of annual production, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital funding requirements, royalties (if any), material equipment leasing or material supply contract expenditures, expansion or modification of capital requirements, work commitments, and all other anticipated material costs of operations, which estimate shall also include a general estimate of the number of employees required to conduct operations;

(v)

a review of the nature, extent and rated capacity of the mining equipment and a proposed production schedule;

(vi)

a development plan showing the proposed development of all ore bodies, with associated process facilities, waste disposal facilities, infrastructures and services and the timing thereof; and

(vii)

such other information as the Optionee deems appropriate.

(q)

“Commercial Production” shall be deemed to have commenced the first day following any period of 40 consecutive days during which ore has been processed in 30 of those 40 days at a rate of production equal to 66% of the initial design-rated capacity or, if no milling facilities are located on the Property, the first day following any period of 40 consecutive days during which ore has been produced from the Property on a reasonably regular basis for the purpose of earning profit.

(r)

“Confidential Information” means all information and data prepared by, provided to or acquired by a party, which is marked « Confidential » or is stated to be confidential or is by its nature intended to be confidential relating to the Property, and all analyses, compilations, data, studies, documents or other information derived therefrom, other than information or data which a party is able to establish: (i) was readily available to the public at the time such information was made available to that party; (ii) became readily available to the public after the time such information was made available to that party other than as a result of disclosure by a party in contravention of this Agreement; or (iii) became available to a party on a non-confidential basis from a third party provided such third party was not bound by confidentiality obligations relating thereto.

(s)

“Construction” means every kind of work carried out in accordance with a Bankable Feasibility Report to prepare the Property for production.

(t)

“Diamond Drilling Metres” means metres of diamond drilling, provided, however, that where drilling has been completed using techniques other than diamond drilling then the aggregate Expenditures incurred in respect of such drilling shall be divided by the then per metre cost of diamond drilling in such region to arrive at the number of Diamond Drilling Metres thereby completed.

(u)

“Effective Date” means the date upon which the Agreement shall be effective pursuant to Article 10 thereof.

(v)

“Expenditures” shall include all expenditures and costs made or incurred by the Optionee or its Affiliates or assigns relating directly or indirectly to the Property, including the Overhead Fee, but excluding expenditures and costs relating to head office management, regional offices not solely dedicated to the Property, technology and facilities held by the Optionee for general application in respect of its projects, professional services (including legal, accounting and tax advisors) and other matters normally considered to be covered by an overhead fee, provided, however, that where Expenditures are charged by an Affiliate of the Optionee for services rendered such Expenditures shall not exceed the fair market value of the services rendered.

(w)

(x)

“Option” has the meaning given thereto in Section 3.1.

(y)

“Option Period” means the period of time prior to the exercise of the Option.

(z)

“Optionee” means Ashanti Goldfields (Cayman) Limited.

(aa)

“Mine” means the workings established and assets acquired, including development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities, in order to bring the Property into Commercial Production.

(bb)

“Mineral Products” means any and all ores, concentrates, dore and other products derived from the Property, directly or indirectly, whose value is principally dependent upon precious or base minerals, including gold, silver, platinum, palladium, nickel, copper and zinc, or diamonds.

(cc)

“Overhead Fee” means 10% of all Expenditures (other than the Overhead Fee) during the period prior to the completion of a Bankable Feasibility Report and 3% of all Expenditures (other than the Overhead Fee) thereafter.

(dd)

“Property” means the Licenses, along with all substitute and successor properties.

(ee)

“Royalty” has the meaning given thereto in Schedule “C” attached to the Agreement.

SCHEDULE “C”

ROYALTY AGREEMENT

THIS AGREEMENT, DATED JULY 21, 2003,

BETWEEN:

TAN RANGE EXPLORATION CORPORATION

- and -

ASHANTI GOLDFIELDS (CAYMAN) LIMITED

WITNESSETH THAT:

AND WHEREAS [Tan Range] and Ashanti Goldfields (Cayman) Limited agreed to enter into this Agreement (the “Royalty Agreement”) upon the exercise of an option granted to the latter by [Tan Range];

NOW, THEREFORE, the parties do hereby agree, in consideration for the sum of $2 (the receipt and sufficiency of which is hereby acknowledged), as follows:

1.

Grant of Royalty:

Ashanti Goldfields (Cayman) Limited (referred to as the “Payor,” collectively with its successors or assignees) hereby agrees to grant, transfer and convey to Tan Range (referred to as the “Payee,” collectively with its successors or assignees) a royalty (the “Royalty”) in respect of all Mineral Products that may be produced from the [property description] (“Property”). It is the parties’ intention that the Royalty be construed as an interest in land.

2.

Definitions:

The Royalty shall be calculated on a quarterly basis. The following words shall have the following meanings:

(i)

“Commercial Production” shall be deemed to have commenced the first day following any period of 40 consecutive days during which ore has been processed in 30 of those 40 days at a rate of production equal to 66% of the initial design-rated capacity or, if no milling facilities are located on the Property, the first day following any period of 40 consecutive days during which ore has been produced from the Property on a reasonably regular basis for the purpose of earning profit;

(ii)

“Fair market value” shall be determined by using, for gold, the quarterly average price of gold which shall be calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the month in question by the number of days for which such prices were quoted and, for silver, the monthly average price of silver, which shall be calculated by dividing the sum of all New York Commodity Exchange (“COMEX”) prices reported for silver quoted by and at the closing of COMEX for the month in question by a number of days for which such prices were quoted, less, in each case, an amount reasonably equivalent to the deductions permitted by section

2(vii);  fair market value for all other Mineral Products shall be determined by reference to the monthly average price of such commodity as quoted on the London Metal Exchange or, should such exchange not provide a quotation for the relevant mineral product, a similarly transparent commodity market, less, in either case, an amount reasonably equivalent to the deductions permitted by section 2(vii);

(iii)

“Gross Revenue” shall mean the aggregate of the following amounts received in each monthly period from Sales:

(A)

all revenue received by the Payor in such period from Sales; and

(B)

any proceeds of insurance received in such period due to losses or damages in respect to Mineral Products;

provided, that no such revenues or proceeds arising from activities prior to the commencement of Commercial Production shall give rise to Gross Revenue;

(iv)

“Maintenance Shutdowns” shall mean any period of time during which production of Mineral Products has ceased from the Property due to maintenance, capital equipment alterations or other similar reasons, other than those periods of time exceeding 20 consecutive days of shutdown time;

(v)

“Mineral Products” shall mean any and all ores, concentrates, dore and other products derived from the Property, directly or indirectly, whose value is principally dependent upon precious or base minerals, including gold, silver, platinum, palladium, nickel, copper and zinc, or diamonds;

(vi)

“Net Smelter Returns” shall mean Gross Revenue less all Permissible Deductions in respect of Mineral Products derived from the Property;

(vii)

“Permissible Deductions” shall mean the aggregate of the following charges (to the extent not previously deducted or accrued in computing Gross Revenue) that are paid in each monthly period:

(A)

sales charges levied by any arms length sales agent in respect to the Sale of Mineral Products;

(B)

transportation costs incurred in respect to the transportation of Mineral Products from the Property to the place of beneficiation, processing or treatment including shipping, freight, handling and forwarding expenses;

(C)

all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with the refinement or beneficiation of Mineral Products after leaving the Property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter;

(D)

all insurance costs in respect of Mineral Products; and

(E)

all government mineral royalties prescribed by law;

but,

(F)

excluding, for purposes of clarity, any milling costs and royalties or other payments payable to third parties;

provided that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm’s length (as that term is defined in the Income Tax Act (Canada)), such costs or expenses may be deducted, but only as to the lesser of the actual cost incurred by the Payor or the fair market value thereof considering the time of such transaction and under all the circumstances thereof;

(viii)

“Property” shall include all forms of mineral title into which the Property may be converted by process of law or otherwise, including mining agreements and leases;

(ix)

“Royalty” shall mean the following percentage of Net Smelter Returns depending upon the applicable Gold Price:

Gold Price

Percentage of Net Smelter Returns Payable as Royalty

Below $250.0

0.5%

$250 - $269.9

0.7%

$270 - $289.9

0.8%

$290 - $309.9

0.9%

$310 - $329.9

1.0%

$330 - $339.9

1.1%

$340 - $349.9

1.2%

$350 - $359.9

1.3%

$360 - $369.9

1.4%

$370-  $379.9

1.5%

above $380.0

2.0%   and

(x)

“Sales” shall mean sales of Mineral Products, provided, however, that where Mineral Products have been produced from the Property and not sold within a period of 90 days then such Mineral Products will be deemed to have been sold and the Fair Market Value thereof shall be used for determining the Net Smelter Returns therefrom.

3.

Payment Timing.

The Royalty shall be calculated and paid within 30 days after the end of each quarter. Settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show how the payment was derived (the “Statement”) shall be submitted with the payment. In the event that final amounts required for the calculation of the Royalty are not available within the time period referred to in this section 3, then provisional amounts shall be established, the Royalty shall be paid on the basis of such provisional amounts and positive or negative adjustments shall be made to the payment within the following 30 days, as necessary. All Royalty payments shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the “Objection Notice”) describing and setting forth a specific objection to the calculation thereof within 360 days after receipt by the Payee of the Statement or revised Statement, as the case may be.  If the Payee objects to a particular Statement as herein provided, the Payee shall, for a period of 90 days after the Payor’s receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor’s accounts and records relating to the calculation of the Royalty in question audited by the auditors of the Payee.  If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next quarterly Royalty payment(s) due hereunder.  The Payee shall pay all the costs and expenses of such audit unless a deficiency of 5% or more of the amount due is determined to exist; otherwise the Payor shall pay such costs. All books and records used and kept by the Payor to calculate the Royalty due hereunder shall be kept in accordance with industry standard accepted accounting principles.  Failure on the part of the Payee to make claim against the Payor for adjustment in such 360 day period by delivery of an

Objection Notice shall conclusively establish the correctness and sufficiency of the Statement and Royalty payment for such month.

4.

Right to Take in Kind:

The Payee may give notice to the Payor at any time indicating its desire to receive the Royalty in the form of one of the Mineral Products produced from the Property, provided:

(i)

the Payor does not have to comply with this provision for a period of 12 months;

(ii)

the Payor may stockpile Royalty taken in kind on the Property and, upon such stockpiling, title and risk shall transfer to the Payee; and

(iii)

the Payee shall bear all costs of insurance, storage, transportation, treatment and any other costs incurred subsequent to it taking title thereto.

5.

Registration Against Title:

The Payor shall register the Royalty against title to the Property and the Payee shall execute any necessary documentation to this effect. The Payor shall ensure that notice of the Royalty is maintained against title to the Property at all times. Should the Payor fail to comply with the terms of this section 5, the Payee may register notice of the Royalty on title and all costs associated therewith, including costs in respect of legal counsel, shall be borne by the Payor.

6.

Reversionary Interest Upon Default:

Should the Payor fail to pay the Royalty in accordance with this Royalty Agreement (“Default”), then the Payee may give notice to the Payor (“Default Notice”). Within 10 days of its receipt of a Default Notice, the Payor may deny the Default and refer the matter to its auditors for review or, alternatively, acknowledge the Default. Should the Payor refer a Default to its auditors, it shall provide them with all material information necessary to determine whether or not a Default has occurred. The auditors shall report on any Default within a period of 90 days. Should:

(i)

the Payor acknowledge a Default (or fail to respond to a Default Notice within the requisite 10 day period), but fail to correct the Default within a period of 30 days following a Default Notice;

(ii)

the auditors report that a Default has occurred, but the Payor fail to correct the Default within a period of 30 days following such report; or

(iii)

the auditors fail to report within a period of 90 days after being referred a Default and the Payor fail, within a further 30 days, to commence proceedings before a court for relief from such failure;

then the Payee may give notice (“Vesting Notice”) to the Payor that it wishes to have the Property transferred to it. In addition, the Payee shall have the right to give a Vesting Notice at any time after the thirtieth anniversary (30th) of this Royalty Agreement. Upon receipt of a Vesting Notice, the Payor and the Payee shall execute documentation granting, transferring and conveying all of the Payor’s right, title and interest in and to the Property to the Payee. The Payor hereby appoints the Payee its attorney, and grant the Payee all necessary powers of attorney, to effect such grant, transfer and conveyance on its behalf.  The Payee may forfeit and abandon its reversionary rights and interest upon notice to the Payor at any time.

7.

Failure to Produce:

Should the Payor commence Commercial Production, but then cease to produce Mineral Products from the Property for a cumulative period of time equal to 60 months, whether or not consecutive, but excluding Maintenance Shutdowns:

(i)

the Payor shall forfeit the Property to the Payee (at the Payee’s election); and

(ii)

the provisions of section 6 hereof shall apply mutatis mutandis with respect to such forfeiture.

8.

Hedging and Related Trading:

All profits and losses resulting from the Payor engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to Mineral Products (collectively, “Hedging Transactions”) are specifically excluded from calculations of the Royalty pursuant to this Royalty Agreement, it being understood by the parties that both the Payor and Payee may engage in speculative hedging trading activities for their own account.  All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, shall be solely for the Payor’s account, irrespective of whether or not Mineral Products are delivered in fulfilment of such obligations.  When necessary to give effect to the provisions of this section 8, Gross Revenue from Mineral Products subject to Hedging Transactions by the Payor shall be determined by reference to the Fair Market Value of such Mineral Products.

9.

Commingling:

No commingling of the Mineral Products may occur with products produced from other properties without the consent of the Payee.

10.

Transfers of Property:

The Payor shall not grant, transfer or convey the whole or any portion of its right, title and interest in and to the Property (“Interest”) to a third party (“New Party”), unless the New Party enters into an agreement with the Payee and Payor agreeing to assume, jointly and severally with the Payor, the obligations of the Payor hereunder. Where the Payor is transferring all of its Interest to a New Party, the Payor may request that the Payee release the Payor from its obligations hereunder, which request may be unreasonably refused unless the New Party passes the Financial Test. The “Financial Test” shall be passed by the New Party where its:

(i)

assets net of liabilities are in excess of C$25,000,000; and

(ii)

gross revenues are in excess of C$25,000,000;

and the New Party is not then contemplating bankruptcy, liquidation, dividends in-kind or any other transaction or event that would substantially affect its ability to assume the obligations hereunder. In no event shall the Payor be granted a royalty or other interest in the nature of rent or royalty from the Property upon a grant, transfer or conveyance to a New Party. For purposes of clarity, neither party owes the other a right of first refusal or any other pre-emptive right and, subject to the terms of this Royalty Agreement, each is free to grant, transfer or convey all or any portion of its Interest, or its rights under this Royalty Agreement, to a third party.

11.

Abandonment:

The Payor shall be obligated to maintain the Property in good standing. Should the Payor wish to abandon the Property or any portion thereof (the “Infertile Property”) it shall give notice to the Payee (“Notice of Infertility”) at least three (3) months prior to the date upon which the Infertile Property would cease to be in good standing. Upon receipt of a Notice of Infertility, the Payee may give notice to the Payor (“Notice of Transfer”) electing to have transferred to the Payee the Infertile Property that the Payor no longer wishes to retain. The Payee shall be responsible for all such transfer costs. Should the Payee fail to give a Notice of Transfer to the Payor within 30 days of its receipt of a Notice of Infertility or fail to pay for all transfer costs when required, then the Payor may abandon the Infertile Property without any liability whatsoever to the Payee. In the event that the Payor abandons Infertile Property and either the Payor or any of its affiliates subsequently acquires an interest, direct or indirect, in the Infertile Property, then the Payor shall be liable to the Payee hereunder as if the Infertile Property continued to form part of the Property hereunder.

12.

Notices:

    All notices, statements, reporting documents and other communications required, permitted or otherwise given hereunder (“Notices”) shall be deemed to have been properly given if delivered by registered mail, postage prepaid, to each of the parties at the following addresses:

Tan Range:

Suite 1730 – 355 Burrard Street

Vancouver, B.C., V6C 2G8

Attention :

Marek Kreczmer, President

Telecopier:

604-669-8915

Ashanti Goldfields Company Limited:

Gold House

Patrice Lumumba Road

PO Box 2665

Accra

Ghana

Attention:

Peter Cowley, Managing Director

Telecopier:

233-21-778-739 or 773-521

or such other address or addresses (not to exceed two) as a party may in writing designate. Every Notice so given shall be deemed to be received on the fourth day of business following the date of mailing or the first day of business following the date of a facsimile transmission, provided that (i) in the event of an interruption of postal service at any time prior to the deemed receipt of any Notice sent by mail such Notice shall be deemed to be received on the fourth business day following the resumption of normal postal service, unless earlier delivered or actually received, and (ii) any Notice sent by facsimile transmission shall be followed within one day by a Notice sent by mail.

13.

Interpretation:

This Royalty Agreement shall be governed and interpreted in accordance with the laws of England and, subject to section 14, the parties hereby  submit to the jurisdiction of English Courts. In this Royalty Agreement, headings have been inserted for ease of reference and may not accurately describe the provisions that follow them.  Consequently, headings shall not be used for purposes of interpreting this Royalty Agreement. This Royalty Agreement constitutes the whole of this agreement concerning the payment of royalty to the Payee and replaces any prior agreements between the parties with respect thereto. There are no warranties, representations or other agreements between the parties in connection with Royalty, except as specifically set forth herein. In this Royalty Agreement, the singular encompasses the plural and vice versa, and the masculine encompasses the feminine and vice versa.

14.

Arbitration:

The parties hereto shall endeavour to resolve any dispute or interpretative issue arising in relation to this Royalty Agreement amicably and without recourse to the courts. Subject to section 3 and failing such resolution, any dispute concerning this Royalty Agreement, including the failure to pay Royalty or the computation of Royalty, shall be determined by an independent technical arbitrator to be chosen by the President of the Institute of Materials, Minerals and Mining (IMMM) of the United Kingdom or his or her nominee. Such arbitrator shall be a person:

(i)

experienced in conducting arbitration proceedings; and

(ii)

familiar with mining concepts and processes.

The arbitrator shall be appointed within a period of 60 days of either party giving notice to the President of the IMMM, which notice shall be copied to the other party; failing which, either party may apply for the appointment of same. The arbitrator shall forthwith establish procedural rules to govern the conduct of the arbitration taking into account the significance of the issues in dispute and the intention of the parties in entering into this Royalty Agreement that arbitration be concluded as quickly as possible. In all cases, the arbitrator shall seek to resolve disputes within a period of 45 days.

15.

Diamonds:

For the purpose of this Royalty Agreement, “2% Gross Overriding Royalty” shall mean:

(i)

2% (two percent) of the gross sales revenue (i.e. gross proceeds) derived from the sale of diamonds produced or originating from the Property after sorting, cleaning and polishing; or,

(ii)

2% (two percent) of the diamonds produced from the Property after sorting, cleaning and polishing, which in kind delivery shall be representative of the sizes and colours of all diamonds produced during the relevant time period, which shall be confirmed by an independent party mutually agreed upon by the parties;

but not both.  The Payee shall be entitled to elect on or before November 30 of each applicable calendar year after the commencement of Commercial Production whether or not to receive payment of the 2% Gross Overriding Royalty pursuant to Section 15(i) or (ii); failing any such election, payment shall be made pursuant to Section 15(i).The provisions of Sections 3, 5, 6, 7, 8 and 9 of this Royalty Agreement shall apply mutatis mutandis with respect to the 2% Gross Overriding Royalty.

SIGNED, SEALED AND DELIVERED THIS 21ST DAY OF JULY, 2003.

Tan Range Exploration Corporation

Per:

  c/s

Per:

  c/s

Ashanti Goldfields(Cayman) Limited

Per:

  c/s

Per:

  c/s

SCHEDULE “D”

ASHANTI BENEFITS AGREEMENT

Whereas Tanzanian American International Development Corporation 2000 Limited (“Tanzam”) entered into an agreement (“1999 Agreement”) with [OWNER] on [DATE] for the purpose of advancing exploration, and potentially development and production, activities on [PL NO.] (“Property”);

And Whereas Tanzam undertook in the 1999 Agreement to seek potential joint venture associations that might accelerate such activities and has now advanced the Property to the point that Ashanti Goldfields (Cayman) Limited (“Ashanti”) is prepared to assist in such activities;

Now therefore the parties do hereby agree as follows:

1.

Tanzam and [Owner] agree to permit Ashanti to:

(a)

access, explore, develop and produce minerals from the Property, as determined by Ashanti in its sole discretion; and

(b)

obtain a 100% right, title and interest in and to the Property;

subject only to such terms and conditions as may be agreed upon by Ashanti and Tanzam.

2.

Tanzam shall remain responsible for maintaining the Property in good standing and preparing all reports required under the Mining Act, 1998, [as well as all annual payments required to be made to the [Owner] in the 1999 Agreement]. [Language required in Sigo agreement.]

3.

Should Tanzam become entitled to any royalty payments in respect of the Property, then Tanzam hereby agrees to share such payments with [Owner], as follows:

(a)

[65%] as to Tanzam; and

(b)

[35%] as to [Owner].

Tanzam shall have a 60 day right of first refusal in the event of any intended sale of such royalty interest by [Owner].

4.

The parties agree that the Property shall be governed by the terms of this Agreement without regard to any prior agreements so long as Ashanti (or any successor or assignee thereof) has any rights to or interest in the Property.

5.

Tanzanian law shall be applied and Tanzanian courts shall have jurisdiction with respect to this Ashanti Benefits Agreement.

DATED THIS ____________ DAY OF ___________________, 2003

Ashanti Goldfields (Cayman) Limited

[Owner]

__________________________________

__________________________________

per:_______________________________

Tanzanian American International Development Corporation 2000 Limited

__________________________________

per:_______________________________

APPENDIX “B”

KIGOSI AND DINGO PROPERTY

LICENSES AND UNDERLYING AGREEMENTS

Book No.	Current PL No.	Previous PL No.	License Owner	Area (km2)	Interest to be earned at Vesting
15	2040/02	936/98	Tese Mining Co. Ltd.	83.99	51% Tanzam
16	1775/01	947/98	Bazo Enterprises & General Supplies	39.77	65% Tanzam
17	1796/01	1223/99	Afrigold Limited	84.00	65% Tanzam
18		1400/99	Martedo Investments Limited	34.28	65% Tanzam
19		1251/99	Tanzam 2000	147.00	100% Tanzam
20	1854/01	1180/98	Abby's Mining Co. Ltd.	154.30	65% Tanzam
24	1762/01	1192/98	Charles S. Shumbi	34.57	70% Tanzam
45	1853/01	66/92	Sigo Gems Limited	22.00	65% Tanzam
125	2019/02		Mega Deposit Explorers	495.10	90% Tancan

ASHANTI EXPLORATION TANZANIA LIMITED-TAN RANGE JOINT VENTURE
LICENCES
Licence No	Corner	Latitude (deg min sec)	Longitude (deg min sec)	UTM_E	UTM_N
2449/2004	A	03 30 00	31 30 00	333,375	9,613,042
	B	03 30 00	31 35 00	342,634	9,613,057
	C	03 32 00	31 35 00	342,639	9,609,372
	D	03 32 00	31 30 00	333,381	9,609,357

2191/2003	A	03 32 00	31 30 00	333,381	9,609,357
	B	03 32 00	31 35 00	342,639	9,609,372
	C	03 30 00	31 35 00	342,634	9,613,057
	D	03 30 00	31 37 00	346,337	9,613,062
	E	03 33 00	31 37 00	346,345	9,607,535
	F	03 33 00	31 38 00	348,197	9,607,537
	G	03 37 00	31 38 00	348,208	9,600,167
	H	03 37 00	31 30 00	333,396	9,600,144

2040/2002	A	03 26 30	31 30 00	333,365	9,619,492
	B	03 26 30	31 37 00	346,328	9,619,511
	C	03 30 00	31 37 00	346,337	9,613,062
	D	03 30 00	31 30 00	333,375	9,613,042

1854/2001	A	03 33 50	31 41 08	354,001	9,606,010
	B	03 33 50	31 46 32	363,999	9,606,024
	C	03 37 30	31 46 32	364,008	9,599,268
	D	03 37 30	31 41 08	354,010	9,599,254

1775/2001	A	03 24 00	31 35 00	342,617	9,624,113
	B	03 24 00	31 37 00	346,321	9,624,118
	C	03 26 30	31 37 00	346,328	9,619,511
	D	03 26 30	31 34 27	341,605	9,619,505
	E	03 25 00	31 34 27	341,601	9,622,268
	F	03 25 00	31 35 00	342,620	9,622,270

1796/2001	A	03 24 00	31 37 00	346,321	9,624,118
	B	03 24 00	31 39 30	350,951	9,624,125
	C	03 27 00	31 39 30	350,959	9,618,597
	D	03 27 00	31 40 00	351,884	9,618,598
	E	03 28 36	31 40 00	351,889	9,615,650
	F	03 28 36	31 37 00	346,333	9,615,642

1853/2001	A	03 24 00	31 42 15	356,043	9,624,131
	B	03 24 00	31 45 00	361,136	9,624,138
	C	03 25 00	31 45 00	361,139	9,621,989
	D	03 25 00	31 42 15	356,046	9,621,982

1762/2001	A	03 25 10.0	31 42 15	356,046	9,621,982
	B	03 25 10.0	31 45 00	361,139	9,621,989
	C	03 27 00.0	31 45 00	361,143	9,618,611
	D	03 27 00.0	31 42 15	356,051	9,618,604

3507/2005	A	03 37 30	31 38 00	348,209	9,599,246
	B	03 37 30	31 45 00	361,169	9,599,264
	C	03 45 00	31 45 00	361,189	9,585,446
	D	03 45 00	31 38 00	348,231	9,585,426

3181/2005	A	03 24 00	31 39 30	350,951	9,624,125

	B	03 24 00	31 42 15	356,043	9,624,131
	C	03 25 10	31 42 15	356,046	9,621,982
	D	03 25 10	31 39 30	350,954	9,621,975

2927/2004	A	03 25 00	31 32 00	337,064	9,622,262
	B	03 25 00	31 34 27	341,601	9,622,268
	C	03 26 30	31 34 27	341,605	9,619,505
	D	03 26 30	31 30 00	333,365	9,619,492
	E	03 25 27	31 30 00	333,362	9,621,427
	F	03 25 27	31 32 00	337,065	9,621,432

3178/2005	A	03 32 30	31 38 00	348,196	9,608,459
	B	03 32 30	31 47 00	364,860	9,608,482
	C	03 37 30	31 47 00	364,872	9,599,269
	D	03 37 30	31 46 32	364,008	9,599,268
	E	03 33 50	31 46 32	363,999	9,606,024
	F	03 33 50	31 41 08	354,001	9,606,010
	G	03 37 30	31 41 08	354,010	9,599,254
	H	03 37 30	31 38 00	348,209	9,599,246

2925/2004	A	03 28 36	31 37 00	346333	9615642
	B	03 28 36	31 40 00	351889	9615650
	C	03 32 30	31 40 00	351899	9608464
	D	03 32 30	31 38 00	348196	9608459
	E	03 33 00	31 38 00	348197	9607537
	F	03 33 00	31 37 00	346345	9607535

3070/2005	A	03 42 00	31 33 00	338,965	9,590,939
	B	03 42 00	31 38 00	348,222	9,590,954
	C	03 45 00	31 38 00	348,231	9,585,426
	D	03 45 00	32 00 00	388,954	9,585,481
	E	03 47 51	32 00 00	388,960	9,580,230
	F	03 47 51	31 33 00	338,983	9,580,160

2833/2004	A	03 25 10	31 39 30	350,954	9,621,975
	B	03 25 10	31 45 00	356,046	9,621,982
	C	03 27 00	31 45 00	356,051	9,618,604
	D	03 27 00	31 39 30	350,959	9,618,597

APPENDIX “C”

BENEFITS AGREEMENTS

Parties			Effective Date of Agreement	Copy Delivered to Tanzanian and Ashanti for Confirmation
Ashanti Goldfields (Cayman) Limited	Sigo Gems Limited	Tanzanian American International Development Corporation 2000 Limited	July 31, 2003	[Yes]
Ashanti Goldfields (Cayman) Limited	Tese Mining Company Limited and F-B Minerals Company Limited	Tanzanian American International Development Corporation 2000 Limited	July 31, 2003	Y/N
Ashanti Goldfields (Cayman) Limited	Martedo Investments Limited	Tanzanian American International Development Corporation 2000 Limited	Aug. 1, 2003	Y/N
Ashanti Goldfields (Cayman) Limited	Afrigold Limited	Tanzanian American International Development Corporation 2000 Limited	Aug. 1, 2003	Y/N
Ashanti Goldfields (Cayman) Limited	Mega Deposits Explorers (T) Limited	Tancan Mining Company Limited	Aug. 2, 2003	Y/N
Ashanti Goldfields (Cayman) Limited	Ms. Charles S. Shumbi		Aug. 2, 2003	Y/N
Ashanti Goldfields (Cayman) Limited	Abbys Mining Co. Limited	Tanzanian American International Development Corporation 2000 Limited	Aug. 2, 2003	Y/N
Ashanti Goldfields (Cayman) Limited	Bazo Enterprises and General Supplies	Tanzanian American International Development Corporation 2000 Limited	Aug. 4, 2003	Y/N

APPENDIX “D1”

FIRST LETTER AGREEMENT

APPENDIX “D2”

SECOND LETTER AGREEMENT

From: Roth, Eric [eroth@AngloGoldAshanti.com]
Sent: Friday, July 14, 2006 8:44 AM
To: tnxchairman108@aol.com
Cc: Morrow, Rosalind
Subject: RE: Kigosi

Dear Jim,

I greatly appreciate your swift response, and I am pleased that you are in agreement with the terms indicated below. I will ask our legal counsel (Shahana Mohamed and Nerilee Rockman) to coordinate final closure of the agreement together with Ms. Morrow.

Regards,

Eric.

From: tnxchairman108@aol.com [mailto:tnxchairman108@aol.com]
Sent: Friday, July 14, 2006 13:55 PM
To: Roth, Eric
Cc: rmorrow@bigcanada.com
Subject: Re: Kigosi

Dear Jim,

Many thanks for your note. I am indeed pleased to hear that we are advancing well on the legal side of the agreement, as I do believe that it is in our best interests to finalize the agreement at the earliest available opportunity.

On the business side, I have reviewed the numbers that Joas Kabete has prepared (see attached) and concur that the option payments (which total some $US 133K) should not be included as part of our earn-in spend. Also excluding a used vehicle (which I understand was $US 32,000 of the earn-in), would bring me to $US 640K. I trust that this would be an acceptable figure for you. **Of course, yes.**

A second alternative would be to combine both Kigosi and Njoge-Dongo into a single package for a one-off consideration of $US 900K in stock. Would this perhaps be a more suitable alternative for you? **This is fine. I agree.**

Also, there is no issue from our side vis-à-vis the use of the last 5-day weighted average for the pricing of the shares.

I look forward to your response to this proposal. **We agree on 900m and I will copy this email to Ms. Morrow so we can move promptly to close. Respectfully, Jim**

Regards,

Eric.

APPENDIX “E”

KIGOSI AND DONGO ASSETS

ITEM	QUANTITY	ITEM	QUANTITY
WATER TANK		r) Buckets	4 pcs
a) sim tank 1000 lit	1	s) Stove	1 pc
b) sim tank 500 lit	1	t) Lantern	1 pc
c) steel tank 2000 lit	1	u) Folks	15
TENT		v)Kettle	2
a) Big size 5*5	3 pcs (new)	MESS
b) Small size 2.5*2.5	2 pcs (new)	a) plastic chair	17 pcs
c) Medium size 3m*3m	1pc (new)	b) Dinning table	2 pcs
d) Medium size 3m*3m	1pc (old)	c) Water filter	1 pc
e) Top canvas	5 pcs	d) TV set	1 set
OFFICE.		e) Satellite Dish (DSTV)	1pc
a) Table	2pcs	f) Voltage regulator	1 pc
b) Table (metalux)	1pc	g) Deep freezer	1 pc
c) shelf	1 pc	h) Medicine shelf	1 pc
d) Sample book	24 pcs	i) Fire extinguisher	1 pc
e) Sample bags (plastic)	1100pcs	j) Gas cylinder	2 pcs
f ) Sample bags (cotton)	577pcs	COMMUNICATION
g) Boots	12 pairs	a) Motorola hand set	2 pcs
KITCHEN		b) Barret 530 VHF	1 set
a) Gas cooker 4 plate	1 pc	c) Solar panel	1 set
b) Gas cooker (small )	1 pc	d) Solar battery 12 vlt	1 pc
c) Plate	34 pcs	e) Power supply	1 pc
d ) Bowl ( plastic)	3 pcs	f) Repeater GR 500 Motorola	1 pc
e) Tea cup	23 pcs	STORE
f) Thermos	2 pcs	a) Helmet	15 pcs
g) Table knives	19 pcs	b) pick	18 pcs
h) Table spoons	21 pcs	c) Shovel	19 pcs
i) Washing basin	2 pcs	d) Slasher	7 pcs
j) Glass	7 pcs	e) Ranging pole	6 pcs
k) Pots	9 pcs	f) Hose pipe ( for water pump)	2 pcs
l) Hot pots	2 pcs	g) Blankets	6 pcs
m) Bowl ( steel)	13 pcs	h)Pillow	8 pcs
n) Field chair	2 pcs	i) Pillow case	8pcs
o) Food container	10 pcs	j) Mattress ( tan foam)	3 (new)
p) kitchen knife	1 pc	k) Mattress ( banko)	19 pcs
q)Pot cover	7 pcs	l)Generator	1 set
		m) Empty drum	3 pcs
		n) Plastic containers 60 lit	3
		o) plastic containers 20 lit	6

LIST OF GEOLOGICAL DATABASE

1. GEOPHYSICAL DATA

- UTS XCALIBUR AIRBORNE SURVEY DATA

2. GEOCHEMICAL DATA

- SAMPLING DATA

- KIGOSI NORTH ALL ASSAYS

- KIGOSI NORTH ALL ASSAYS_LAB FILES

3. GEOLOGY SHAPEFILES

4. LICENCE DATA (SEE ATTACHED FILE ASH-TAN LICENCES_ POSITION.XLS)

5. MAPS

- BLOCK 1 INTERPRETATIVE GEOLOGY

- BLOCK 1 REGOLITH

- BLOCK 2 GEOLOGY

- BLOCK 2 REGOLITH

- BLOCK 1&2 GEOLOGY

- BLOCK I & 2 SAMPLING

- KIGOSI NORTH LOCATION

- KIGOSI NORTH MAPPED GEOLOGY

- LUWAHIKA GEOLOGY

- IGUNDA GEOLOGY

- PLANNED RC HOLES

- HIGH RESOLUTION AIRBORNE MAGNETIC SURVEY

APPENDIX “F”

DETAILS OF EXPENDITURES ON KIGOSI PROPERTY

KIGOSI EXPENDITURES 2004-2005

ITEM	2004	2005	TOTAL
SALARIES	80,928	82,343
RECRUITMENT & TRAINING	159	-
TRAVEL & SUBSISTENCE	12,044	7,740
OFFICE AND GUEST HOUSE	16,116	8,411
VEHICLES	48,502	12,638
COMMUNICATION (HF-VHF RADIO)	31,422	7,528
FIELD CAMP SUPPLIES	9,573	12,297
COMPUTERS & OFFICE EQUIPMENT	4,862	1,054
GEOPHYSICS (AIRBORNE SURVEY)	96,495	-
ASSAYING AND CONSUMABLES	15,142	77,122
DGPS SURVEY GRIDS AND SAMPLE LOCATION	1,261	-
GEOLOGICAL SUPPLIES AND EQUIPMENT	439	4,024
OPTION FEES & CHARGES	78,922	54,735
LICENSE RENEWALS	-	36,415
LONG-TERM ACCESS (WILDLIFE PERMIT)	-	105,000
FINANCE CHARGES	4	965
TOTAL	395,870	410,271	806,141

APPENDIX “G”

DONGO PROPERTY LICENCES

Licence No	Corner	Latitude (deg min sec)	Longitude (deg min sec)	Area (km2)
3438/2005	A	05 48 10	36 40 30
	B	05 48 10	36 47 45
	C	05 55 00	36 47 45
	D	05 55 00	36 47 00
	E	06 00 00	36 47 00
	F	06 00 00	36 40 30
			TOTAL	280.30